Camber Energy, Inc. 8-K

Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Agreement”) is made and entered into on the 2nd day of August 2018 (the “Effective Date”), by and between N&B Energy, LLC, a Texas limited liability company (“Purchaser”), and Camber Energy, Inc., a Nevada corporation (“Seller”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, on July 12, 2018, the Parties entered into an Asset Purchase Agreement (the “Purchase Agreement”)1, pursuant to which the Purchaser agreed to purchase from the Seller, certain assets of Seller, as described in greater detail in the Purchase Agreement (collectively, the “Assets”);

WHEREAS, subsequent to the Parties entry into the Purchase Agreement, the Parties determined that certain of the Exhibits attached to the Purchase Agreement, which include forms of assignment and related documents, should be amended and that certain other terms of the Purchase Agreement should be amended; and

WHEREAS, the Parties now desire to enter into this Agreement to amend the Purchase Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.       Amendments to Purchase Agreement. Effective for all purposes as of the Effective Date:

a.	Exhibits D, E and F to the Purchase Agreement are hereby amended and replaced in their entirety by the attached Exhibits D, E and F;

b.	Section 4.1(d), Section 4.2(d)(ii), Section 4.2(h), Section 7.2 and Section 7.3 of the Purchase Agreement are amended and restated to read as follows:

“[Intentionally removed]”

1 https://www.sec.gov/Archives/edgar/data/1309082/000158069518000360/ex2-1.htm

First Amendment to Asset Purchase Agreement	Page 1 of 4

c.	Section 4.2(f) of the Purchase Agreement is amended and restated to read as follows:

“(f)  Purchaser Due Diligence. Purchaser shall have conducted due diligence and verified among other things, the rights and Liabilities associated with the Assets (the “Purchaser Due Diligence”). Purchaser shall undertake the Purchase Due Diligence as soon as practicable, and no later than August 31, 2018. Seller agrees to afford to the officers and authorized representatives of Purchaser, reasonable access to the properties, books and records of the Seller, as the case may be, in order that it may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Seller and the Assets, and will furnish Purchaser with such additional financial and operating data and other information as to the Assets as the Purchaser shall from time to time reasonably request. In the event that the Purchaser desires to conduct any due diligence at the Seller’s office or at any of the Seller’s properties, the Purchaser shall provide the Seller at least one (1) full Business Days’ notice of the same. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. No investigation by a Party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other Party under this Agreement. The occurrence of any issues in the Purchaser Due Diligence will not be grounds for termination of this Agreement by Purchaser unless such issues in aggregate would constitute a Material Adverse Effect on the Assets, provided the Parties shall work in good faith to address all such reasonable issues which are raised by Purchaser.”

d.	Section 5.4 of the Purchase Agreement is amended and restated to read as follows:

“5.4 Consents. No Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party, or the consummation by Seller of the transactions contemplated herein or therein, except for the Required Consents, and except for the consent of IBC Bank, each as discussed and contemplated herein.”

e.	Section 5.5 of the Purchase Agreement is amended and restated to read as follows:

“5.5 Corporate Authority. Seller, if an entity, has full authority to execute and to perform this Agreement and the other Transaction Documents to which the Seller is a party in accordance with its and their terms and the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and, the consummation of the transactions contemplated hereby and thereby have been duly authorized, no further authorization or approval, whether of the Board of Directors, or of Governmental Authorities or otherwise, is necessary in order to enable Seller to enter into and perform the same, except for the approval of IBC Bank of the transactions contemplated hereby and the Acquisition, to the extent necessary or required; and this Agreement and the other Transaction Documents to which the Seller is a party constitutes a valid and binding obligation enforceable against Seller in accordance with its and their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.”

First Amendment to Asset Purchase Agreement	Page 2 of 4

f.	Section 8.1(b) of the Purchase Agreement is amended and restated to read as follows:

“(b) by either the Purchaser, on the one hand, or the Seller on the other hand, in each case with one (1) days prior written notice, if the Closing shall have not been consummated by September 14, 2018 (the “Required Closing Date”), or such other date as the Purchaser and the Seller shall agree upon in writing; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(b) if Purchaser is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date, and the Seller may not terminate this Agreement pursuant to this Section 8.1(b) if Seller is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date;”

g.	Section 8.1(e) of the Purchase Agreement is amended and restated to read as follows:

“(e) by the Purchaser or the Seller, if IBC Bank has confirmed in writing that it will not approve and consent to the terms of this Agreement, or if the Assumption Documents are not acceptable to Purchaser and Seller;”

2.       Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Purchase Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement as modified or amended hereby. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

3.       Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Asset Purchase Agreement	Page 3 of 4

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof to be effective as of the Effective Date.

“PURCHASER”

N&B ENERGY, LLC

/s/ Richard Azar
Richard Azar
Manager

“SELLER”

CAMBER ENERGY, INC.

/s/ Louis G. Schott
Louis G. Schott
Interim Chief Executive Officer

First Amendment to Asset Purchase Agreement	Page 4 of 4

EXHIBIT “D”

FORM OF PRODUCTION PAYMENT AGREEMENT

[see following pages]

Exhibit D, Page 1

ASSIGNMENT OF PRODUCTION PAYMENT

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF OKFUSKEE	§

 This Assignment of Production Payment (the “Assignment”), dated as of August 1, 2018 the (“Effective Date”), is by and among N&B ENERGY, LLC, whose address is [________________] (“Assignor”); and CE Operating, LLC, whose address is 1415 Louisiana Street, Suite 3500 Houston, Texas 77002 (“CE Operating”) or CE Operating’s designee (collectively, “Assignee”). Assignor and Assignee are collectively the “Parties”.

NOW THEREFORE, in consideration of the mutual obligations contained herein, the Parties agree as follows:

Definitions. When used in this Assignment, the following terms shall have the meanings indicated below:

“Gross Proceeds” for each calendar month or portion thereof during the term of this Assignment means the amounts actually received during such period by Assignor or any successor or assignee of Assignor as revenues from the sale of Hydrocarbons (determined before calculating payments hereunder).

“Hydrocarbons” means all oil, gas, and other gaseous and liquid hydrocarbons or any combination of one or more of such substances in and under, and which may be produced, saved, and sold from, and which shall accrue and be attributable to, the Leases described on Exhibit “A”, and all unitization and pooling agreements and the units created thereby which cover or include such Leases or portions thereof.

“Leases” means those leases described on Exhibit “A”, attached hereto and incorporated herein for all purposes.

“Production Costs” are those costs, charges, and expenses incurred by Assignor subsequent to the Effective Date and prior to expiration of the term of this Assignment in connection with the Leases and wells listed on Exhibit “A”, expressly limited to:

(1)       costs and expenses incurred in drilling, deepening, side-tracking, plugging--back, coring, testing, logging, completing and equipping for production (including, the cost of wellhead facilities, storage tanks, separators, pumping equipment, flow lines, salt water disposal equipment, and other similar production facilities), all wells now or hereafter located on the lands covered by the Leases or on lands pooled or unitized therewith;

Exhibit D, Page 2

(2)       expenditures made and costs incurred in connection with the operation and maintenance of the Leases and the production and marketing of Hydrocarbons therefrom, such items of cost to include: (i) all costs of complying with legal requirements; (ii) all costs of lifting, producing, and handling Hydrocarbons from the Leases, including but not limited to all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, water and other costs incident thereto; (iii) costs of gathering, compressing, dehydrating, separating, treating, processing, disposing, transporting, and marketing Hydrocarbons produced from the Leases, including the cost of constructing and installing pipelines and other facilities necessary in connection therewith; (iv) all delay rentals, shut-in well payments, minimum royalties and other payments made in connection with the maintenance of the Leases; (v) the costs of all workover and other remedial well servicing operations; and (vi) the cost of all fluid injection, pressure maintenance, secondary recovery, recycling, and other enhanced recovery operations; and

(3)       all insurance premiums to the extent insurance is maintained with respect to the Leases.

The term “Production Costs” shall not include any administrative charges or any overhead charges paid, directly or indirectly, to the operator or operators of the Leases.

Conveyance.

Assignor, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby assign, transfer and convey unto Assignee this Production Payment in the amount(s) set forth below.

The Production Payment shall be twelve and five tenths (12.5%) percent of the Net Revenue (as defined below) attributable to and to the extent of any leasehold interest of Assignor in and to all production from the Leases, and in each case after deducting therefrom the following: (a) royalties reserved in said Lease(s); (b) all severance, production, excise, or other similar taxes measured by the Production Payment for that particular month, limited to the amount of or the value of such production; and (c) any third-party lender’s or investor’s recorded interest, including principal and interest, to the extent it encumbers the leasehold interests or extends into the Net Revenue. Any investments, loans or other contributions received by Assignor, any of its affiliates, from third parties for the purpose of drilling or operating costs which is not expended on direct drilling or operating costs, shall not be included in Production Costs as a deduction against Gross Proceeds from which the Production Payment is payable. The 12.5% share of Assignor’s net revenue interest out of which the Production Payment shall be made will not be burdened by administrative overhead costs.

The Production Payment shall be payable each month running from the Effective Date of this Assignment until Assignee has received Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). Assignor shall also receive credit towards the Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) for the amounts received by Assignee or its designee for the proceeds of the three (3.0) percent overriding royalty interest it has on the same leases and wells listed on Exhibit “A” derived under that certain Assignment of Overriding Royalty Interest dated _______________ 2018, from Assignor to Assignee, recorded as Document No. _____________________ in the Real Property Records of Okfuskee County, Oklahoma.

Exhibit D, Page 3

Net Revenue Account. Assignor shall establish and maintain a Net Revenue account (“Net Revenue Account”) in accordance with consistently applied generally accepted accounting practices and the provisions of this Assignment, as follows:

(a)       The Net Revenue Account shall be credited with all Gross Proceeds;

(b)       The Net Revenue Account shall be debited for all Production Costs and taxes; and

(c)       The balance in the Net Revenue Account, shall be determined as of the end of each calendar month, and, if positive, shall be deemed “Net Revenue” for purposes of this Assignment.

Monthly Statement; Payment. On or before the last business day of the month following the close of each calendar month, (a) Assignor shall deliver to Assignee a statement showing, in reasonable detail, the balance of the Net Revenue Account as of the end of such calendar month, and (b) Assignor shall pay to Assignee an amount equal to 12.50% of the Net Revenue, if any, for such calendar month (the “Production Payment”). Assignee and its representatives shall have the right to audit the Net Revenue Account and records relating to the Net Revenue Account upon request, such request not to be made more than once annually, to be performed at the sole cost and expense of Assignee, except as provided below. Upon such a request, Assignor shall make available to Assignee or its designated representative all records of account and supporting documentation within thirty (30) days. Assignee may specify the time period for such audit, not to exceed twenty-four (24) months. In the event the Assignee finds any discrepancy of more than 5% in the amount of proceeds paid to Assignee and the amount of proceeds which were due to Assignee, the Assignor shall pay all of the costs and expenses of the audit. The Assignor shall promptly pay the amount of any deficiency in the proceeds paid to the Assignee hereunder which are discovered as a result of any audit, from the date originally due.

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Assignor and Camber Energy, Inc., the parent company of Assignee (the “APA”), and provided the Closing (as defined in the APA) occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), Assignor may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

Sales Contracts. Assignor shall use commercially reasonable efforts to market or cause to be marketed all commercial quantities of Hydrocarbons. Assignor may enter into one or more Hydrocarbon processing, sales or exchange contracts (“Marketing Contracts”) under such terms as are acceptable to Assignor in its reasonable judgment; provided Assignor shall not enter into a Marketing Contract with an affiliate, whether wholly or partially owned, by Assignor unless such Marketing Contract is on substantially the same material terms and prices prevailing in the area in marketing contracts entered into by unaffiliated third parties in arm’s-length transactions.

Assignee agrees to execute such documents as may be reasonably requested by Assignor or its permitted successors in interest, from time to time, including to evidence the unliquidated balance of the Production Payment or to evidence the termination of same upon the Production Payment having been paid in full.

Exhibit D, Page 4

Assignor reserves the right to pre-pay to Assignee the unpaid balance of the Production Payment at any time and, upon such payment, the Production Payment shall be in all things satisfied and terminated. A recordable release of the Production Payment shall be prepared to the reasonable satisfaction of Assignor, executed by Assignee, and held in escrow by an escrow officer appointed by Assignor and shall be filed of record within fourteen (14) days of the Production Payment’s termination.

Nothing contained herein shall be deemed to constitute or create a joint venture or partnership between the parties hereto.

Assignee may convey its rights under this Assignment and the Production Payment set forth herein to another party with written notice to Assignor.

TO HAVE AND TO HOLD the Production Payment assigned herein unto Assignee, its successors and assigns forever, subject to the terms and provisions hereof.

The parties agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Assignment.

IN WITNESS WHEREOF, this Assignment is executed on the dates set forth below.

ASSIGNOR:

N&B ENERGY, LLC

BY:
_____________________, Managing Member

ASSIGNEE:

CAMBER ENERGY, INC.

BY:
ITS:

Exhibit D, Page 5

THE STATE OF TEXAS	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on this ____ day of _________________, 2018, by _____________, as Managing Member of the Assignor set forth above and on behalf of each such entity.

Notary Public, in and for The State of Texas

THE STATE OF TEXAS	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on this ____ day of ____________________, 2018, by __________________, as _________________________________ of the Assignee set forth above and on behalf of each such entity.

Notary Public, in and for The State of Texas

Exhibit D, Page 6

EXHIBIT A

Exhibit D, Page 7

EXHIBIT “E”

FORM OF ORION ORRI

[see following pages]

Exhibit E, Page 1

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF OKFUSKEE	§

That CE Operating, LLC having a mailing address at 1415 Louisiana Street, Suite 3500, Houston, Texas 77002 (hereinafter “Assignor”), for and in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, sell and convey unto Camber Royalties, LLC having a mailing address at 1415 Louisiana Street, Suite 3500 Houston, Texas 77002 (hereinafter “Assignee”) an Overriding Royalty Interest equal to three percent of eight-eights (the “Overriding Royalty Interest”) in and to those Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B” in Lincoln County, State of Oklahoma.

The Overriding Royalty Interest assigned herein applies to all oil, gas, casinghead gas or other hydrocarbon substances which may be produced, saved and marketed from the lands under the terms of the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B”, if, as and when produced, saved, sold and marketed, but not otherwise, insofar and only insofar as the Oil and Gas Leases cover the lands specifically described on Exhibit “A-1” and the wells on Exhibit “B”, and subject to the provisions and conditions herein set forth. The Overriding Royalty Interest herein shall bear all costs borne under the oil and gas leases constituting the Oil and Gas Leases described on Exhibit “A-1”, including without limitation, taxes and treating, transportation, and marketing costs of the minerals produced thereunder and pay currently its proportionate share of gross production, severance, pipeline taxes and other taxes which may be assessed or levied against said Overriding Royalty Interest or the production attributable thereto. The Overriding Royalty Interest assigned herein shall not impose upon Assignor herein, or Assignor’s successors and assigns, any duty or obligation to develop or operate the lands covered by the Oil and Gas Leases which cover the lands described on Exhibit “A-1” for oil, gas or other hydrocarbons other than as required by the provisions of the Oil and Gas Leases, nor to maintain the Oil and Gas Leases in effect by the payment of delay rentals.

In the event the Oil and Gas Leases cover less than the entire interest in the oil, gas and other hydrocarbons in the lands covered thereby, the Overriding Royalty Interest assigned herein shall be reduced proportionately and shall be payable to Assignee in the proportion which the interests in the oil, gas and other hydrocarbons in the lands covered by the Oil and Gas Leases bear to the entire estate in the oil, gas and other hydrocarbons in and under said lands described on Exhibit “A-1”.

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Camber Energy, Inc. and N&B Energy, LLC (the “APA”), and provided the Closing (as defined in the APA) of such APA occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), N&B Energy, LLC may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

Exhibit E, Page 2

This Overriding Royalty Interest shall attach and apply to all extensions and renewals of the Oil and Gas Leases covering any of the wells described on Exhibit “B”; however, this Overriding Royalty Interest shall expressly not apply to new oil and gas leases covering the same lands burdened by the Overriding Royalty Interest obtained after the Oil and Gas Leases described on Exhibit “A-1” have terminated.

Assignor is hereby authorized to create or form pooled units and thereby pool or unitize the Overriding Royalty Interest in the same manner and to the same extent as provided in the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, without any further consent of, or consultation with, Assignee. In the event of such pooling or unitization, Assignee shall receive only such proportion of the Overriding Royalty Interest stipulated herein as the amount of the acreage covered by the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, and placed in the unit bears to the total acreage in the unit. The Overriding Royalty Interests are subject to any and all amendments of the Oil and Gas Leases and Orders, now and in the future.

If the assignment of the Overriding Royalty Interest herein conveyed results in Assignor, or any third-party buyer of Assignor’s interest in the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, receiving less than a 75.0% net revenue interest in any of the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, the Overriding Royalty Interest shall apply to such oil and gas lease(s) assigned only to the extent necessary for Assignor or any third-party buyer of Assignor’s interest to receive no less than a 75.0% net revenue interest in any of the Oil and Gas Leases and Orders.

If (i) the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B” cover less than the entire mineral interest, and/or (ii) the interest of Assignor in the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B” cover less than the entire leasehold interest, the overriding royalty interest shall be proportionately reduced.

This Assignment is made without warranty of title, either express or implied. Provided, however, Assignor makes a special limited warranty to Assignee that the interests assigned herein are not subject to any Agreement which has not been disclosed to Assignee which would adversely affect the interests assigned herein. ANY AND ALL IMPLIED COVENANTS RELATING TO THE OVERRIDING ROYALTY INTEREST ASSIGNED HEREBY ARE EXPRESSLY WAIVED BY ASSIGNEE AND OF NO FORCE OR EFFECT.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, their respective successors and assigns.

Exhibit E, Page 3

Executed this ____ day of ________________, and effective ________________.

Assignor:

CE OPERATING, LLC

By:

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

Before me, the undersigned, a Notary Public, in and for said County and State on this ____ day of June, 2018, personally appeared _____________________________________________, to me known to be the identical person who subscribed the name of the maker thereof to the within and foregoing instrument, and acknowledged to me that he/she executed the same as his/her free and voluntary act and deed, and the free and voluntary act and deed of such limited liability company for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my official signature and affixed my official seal the day and year first above written.

Notary Public, State of ________________
Commission No.: __________________
My Commission expires on: __________________

(SEAL)

Exhibit E, Page 4

EXHIBIT “A-1”

SCHEDULE OF LEASES

Exhibit E, Page 5

EXHIBIT “B”

SCHEDULE OF WELLS

Exhibit E, Page 6

EXHIBIT “F”

FORM OF TAW ORRI

[see following pages]

Exhibit F, Page 1

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

STATE OF OKLAHOMA	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF LINCOLN	§

That __________________ having a mailing address at ____________________________________ (hereinafter “Assignor”), for and in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, sell and convey unto Camber Royalties, LLC having a mailing address at 1415 Louisiana Street, Suite 3500, Houston, Texas 77002 (hereinafter “Assignee”) an Overriding Royalty Interest equal to the difference between existing burdens and eighteen and eight hundred seventy-five one thousands percent (18.875%) (the “Overriding Royalty Interest”) in and to those Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B” in Lincoln County, State of Oklahoma.

The Overriding Royalty Interest assigned herein applies to all oil, gas, casinghead gas or other hydrocarbon substances which may be produced, saved and marketed from the lands under the terms of the Oil and Gas Leases described on Exhibit “A-1” or the Wells described on Exhibit “B”, if, as and when produced, saved, sold and marketed, but not otherwise, insofar and only insofar as the Oil and Gas Leases cover the lands specifically described on Exhibit “A-1” and the Wells on Exhibit “B”, and subject to the provisions and conditions herein set forth. The Overriding Royalty Interest herein shall bear all costs borne under the oil and gas leases constituting the Oil and Gas Leases described on Exhibit “A-1”, including without limitation, taxes and treating, transportation, and marketing costs of the minerals produced thereunder and pay currently its proportionate share of gross production, severance, pipeline taxes and other taxes which may be assessed or levied against said Overriding Royalty Interest or the production attributable thereto. The Overriding Royalty Interest assigned herein shall not impose upon Assignor herein, or Assignor’s successors and assigns, any duty or obligation to develop or operate the lands covered by the Oil and Gas Leases which cover the lands described on Exhibit “A-1” for oil, gas or other hydrocarbons other than as required by the provisions of the Oil and Gas Leases nor to maintain the Oil and Gas Leases in effect by the payment of delay rentals.

In the event the Oil and Gas Leases cover less than the entire interest in the oil, gas and other hydrocarbons in the lands covered thereby, the Overriding Royalty Interest assigned herein shall be reduced proportionately and shall be payable to Assignee in the proportion which the interests in the oil, gas and other hydrocarbons in the lands covered by the Oil and Gas Leases bear to the entire estate in the oil, gas and other hydrocarbons in and under said lands described on Exhibit “A-1”.

Exhibit F, Page 2

In accordance with Section 2.7(b) of that certain Asset Purchase Agreement dated July 10, 2018, between Camber Energy, Inc. and N&B Energy, LLC (the “APA”), and provided the Closing (as defined in the APA) of such APA occurs and Assignee fails to pay any Unpaid Bills (as defined in the APA), N&B Energy, LLC may be entitled to pay such expenses and deduct the amount of such expenses from any sums payable to Assignee hereunder.

This Overriding Royalty Interest shall attach and apply to all extensions and renewals of the Oil and Gas Leases covering any of the wells described on Exhibit “B”; however, this Overriding Royalty Interest shall expressly not apply to new oil and gas leases covering the same lands burdened by the Overriding Royalty Interest obtained after the Oil and Gas Leases described on Exhibit “A-1” have terminated.

If the assignment of the Overriding Royalty Interest herein conveyed results in Assignor, or any third-party buyer of Assignor’s interest in the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, receiving less than an 81.125% net revenue interest in any of the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, the Overriding Royalty Interest shall apply to such oil and gas lease(s) assigned only to the extent necessary for Assignor or any third-party buyer of Assignor’s interest to receive no less than an 81.125% net revenue interest in any of the Oil and Gas Leases and Orders.

If (i) the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B” cover less than the entire mineral interest, and/or (ii) the interest of Assignor in the Oil and Gas Leases described on Exhibit “A-1” or the wells described on Exhibit “B” cover less than the entire leasehold interest, the overriding royalty interest shall be proportionately reduced.

Assignor is hereby authorized to create or form pooled units and thereby pool or unitize the Overriding Royalty Interest in the same manner and to the same extent as provided in the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, without any further consent of, or consultation with, Assignee. In the event of such pooling or unitization, Assignee shall receive only such proportion of the Overriding Royalty Interest stipulated herein as the amount of the acreage covered by the Oil and Gas Leases and Orders which cover the lands and wells described on Exhibit “A-1” and Exhibit “B”, and placed in the unit bears to the total acreage in the unit. The Overriding Royalty Interests are subject to any and all amendments of the Oil and Gas Leases and Orders, now and in the future.

This Assignment is made without warranty of title, either express or implied. Provided, however, Assignor makes a special limited warranty to Assignee that the interests assigned herein are not subject to any Agreement which has not been disclosed to Assignee which would adversely affect the interests assigned herein. ANY AND ALL IMPLIED COVENANTS RELATING TO THE OVERRIDING ROYALTY INTEREST ASSIGNED HEREBY ARE EXPRESSLY WAIVED BY ASSIGNEE AND OF NO FORCE OR EFFECT.

Exhibit F, Page 3

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, their respective successors and assigns.

Executed this ____ day of _______________, but effective ________________________.

Assignor:

By:

STATE OF TEXAS	§
§
COUNTY OF __________	§

Before me, the undersigned, a Notary Public, in and for said County and State on this ____ day of __________, 20___, personally appeared ______________________________________. to me known to be the identical person who subscribed the name of the maker thereof to the within and foregoing instrument, and acknowledged to me that he/she executed the same as his/her free and voluntary act and deed, and the free and voluntary act and deed of such limited liability company for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my official signature and affixed my official seal the day and year first above written.

Notary Public, State of ________________
Commission No.: __________________
My Commission expires on: __________________

(SEAL)

Exhibit F, Page 4

EXHIBIT “A-1”

SCHEDULE OF LEASES

Exhibit F, Page 5

EXHIBIT “B”

SCHEDULE OF WELLS

Exhibit F, Page 6